Exhibit 99.1

Intersect ENT Reports Second Quarter 2019 Results

CMS Assigns New J Code for SINUVA and PROPEL, Effective October 1

MENLO PARK, Calif.—August 1, 2019— Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to transforming care for patients with ear, nose and throat conditions, today reported financial results for the second quarter ended June 30, 2019. In addition, the company announced that the Centers for Medicare & Medicaid Services (CMS) has assigned a new J code, facilitating access for SINUVA® (mometasone furoate) and PROPEL® Sinus Implants.

J Code Update

CMS recently published its October HCPCS Quarterly Update, which assigned a new J code, J7401. The code, described as “mometasone furoate sinus implant, 10 micrograms” provides practices a specific code to designate use of either SINUVA or PROPEL sinus implants and is effective October 1, 2019. This coding has been anticipated based on CMS’s preliminary decision in April 2019 to establish a new J code, however, the final decision and effective date are earlier than expected. Also effective October 1, CMS is discontinuing the existing code S1090 (“mometasone furoate sinus implant, 370 micrograms”), as it is duplicative of J7401.

Second Quarter 2019 Financial Results

Total revenue was $26.7 million for the second quarter of 2019 compared to $26.3 million for the same period of 2018. This increase resulted primarily from the growth in adoption of SINUVA, which contributed $1.1 million, or 4% of second quarter 2019 revenue.

“We continue to see strong opportunity for our products, reflecting the unique and impactful clinical value they provide ENTs and their patients,” said Kieran Gallahue, executive chairman of Intersect ENT. “While we have had execution challenges with PROPEL and SINUVA, we are confident that our renewed focus on PROPEL market development, combined with the introduction of new capabilities to further improve SINUVA product access, will help both of these products to realize their full potential, ultimately returning Intersect ENT to meaningful growth.”

“We recently welcomed Tom West as our new CEO and we look forward to leveraging his deep experience and insights to drive stronger operational and financial performance,” Mr. Gallahue continued. “We know that we have more work to do, but importantly, we are confident that Tom is the right leader to drive the execution of these strategic initiatives as we continue to deliver on our goal of making localized drug delivery the standard of care for patients suffering from chronic sinusitis.”

Gross profit for the quarter was $21.6 million and gross margin was 81%, compared to gross profit of $20.7 million and gross margin of 79% for the same period of 2018. This increase in gross profit reflects the favorable impact in the second quarter of 2019 related primarily to an improvement in manufacturing costs.

Operating expenses for the second quarter of 2019 were $33.7 million, compared to $25.4 million in the same period of 2018, an increase of 33%. R&D expenses increased to $6.1 million from $4.4 million, primarily due to expenses related to the company’s investigational ASCEND drug-coated sinus balloon and an increase in headcount and related expenses. SG&A expenses increased to $27.6 million from $21.0 million, primarily due to the incremental stock-based compensation associated with the leadership change and the expansion of SINUVA commercial and market access activities, including headcount, marketing and consulting expenses.

The balance of cash, cash equivalents and short-term investments was $93.5 million, compared to $97.6 million at the start of the quarter.

Outlook

Intersect ENT is updating its outlook for revenue for the full year 2019 to be approximately flat compared with 2018 revenue of $108.5 million, versus its prior guidance of $113 to $117 million. The company’s full year 2019 outlook for gross margin remains in the range of 80% to 81% and for operating expenses at the upper end of the previous guidance range of $135 to $137 million.

Webcast and Conference Call Information

Intersect ENT will host a conference call at 4:30 p.m. ET (1:30 p.m. PT) to discuss the company’s second quarter 2019 results and business outlook. To access the conference call via the internet, go to the “Investor Relations” page of the company’s website at www.intersectENT.com. To access the live conference call via phone, dial 1-844-850-0548 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-5205. Participants may expedite telephone access by pre-registering for the call using the following link: http://dpregister.com/10133429.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10133429. The dial-in replay will be available for a week after the call and via the internet for approximately one month.

About Intersect ENT®

Intersect ENT is dedicated to transforming ear, nose and throat care by providing innovative, clinically meaningful therapies to physicians and patients. The company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care.

For additional information on the company or the products including risks and benefits please visit www.IntersectENT.com. For more information about SINUVA, please visit www.SINUVA.com.

Intersect ENT®, PROPEL® and SINUVA® are registered trademarks of Intersect ENT, Inc.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth and financial outlook are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements and risks include the opportunity for our products and their ability to become the standard of care, our growth potential, our ability to drive stronger operational and financial performance, the ability to procure and maintain adequate coverage and reimbursement for our products and/or the procedures in which they are used, and our outlook about 2019 full year revenue, gross margin and operating expenses. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which are described in our filings on Form 10-K, Form 10-Q and our other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). We do not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

# # #

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$26,659	$26,300	$53,332	$51,023
Cost of sales	5,046	5,558	9,691	11,040

Gross profit	21,613	20,742	43,641	39,983
Gross margin	81%	79%	82%	78%
Operating expenses:
Selling, general and administrative	27,611	21,005	54,818	42,521
Research and development	6,041	4,374	12,307	8,647

Total operating expenses	33,652	25,379	67,125	51,168

Loss from operations	(12,039)	(4,637)	(23,484)	(11,185)
Interest income and other, net	655	477	1,295	889

Net loss	$(11,384)	$(4,160)	$(22,189)	$(10,296)

Net loss per share, basic and diluted	$(0.36)	$(0.14)	$(0.71)	$(0.34)

Weighted average common shares used to compute net loss per share, basic and diluted	31,362	30,264	31,141	30,072

Intersect ENT, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash, cash equivalents and short-term investments	$93,472	$100,773
Accounts receivable, net	15,529	19,616
Inventory	15,689	11,586
Prepaid expenses and other current assets	1,998	2,695

Total current assets	126,688	134,670
Property and equipment, net	6,113	5,878
Other non-current assets	1,264	413

Total assets	$134,065	$140,961

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,786	$6,202
Accrued compensation	9,725	12,281
Other current liabilities	2,442	1,250

Total current liabilities	15,953	19,733
Other non-current liabilities	44	234

Total liabilities	15,997	19,967
Total stockholders' equity	118,068	120,994

Total liabilities and stockholders' equity	$134,065	$140,961